Exhibit 10.6

Energy Management Services Agreement

Energy Management Services Agreement

This Energy Management Services Agreement together with any Transaction Confirmation as may be hereafter mutually agreed to (the “Agreement”), is entered into by and between Celsius Mining LLC (“Customer”) and Priority Power Management, LLC (“PPM”), a limited liability company duly organized under the laws of Texas, on November 17, 2022 (the “Effective Date”). PPM and Customer are also referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Customer consumes Energy and has the capability to reduce consumption in response to an Instruction and thus participate in various demand side management programs (“DSM Programs”);

WHEREAS, PPM is a Level 4 Qualified Scheduling Entity (“QSE”) in ERCOT and is in the business of providing Energy Management Services (“EMS”) to customers that desire to participate in demand side management programs (“DSM Programs”);

WHEREAS, Customer’s participation in each DSM Program will be mutually agreed and documented with a Transaction Confirmation (“TC”) signed by both Parties;

WHEREAS, PPM shall provide EMS to Customer subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing, the mutual Agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Initial and Extended Term. The initial term of this Agreement shall commence upon the Effective Date and shall continue through the later of either (i) 60-months from the Effective Date, or (ii) the ending date specified on any particular TC (the “Term”). Upon expiration of the initial Term, this Agreement shall automatically renew for successive one-year periods (each renewal period, an “Extended Term”) unless either Party gives notice to terminate this Agreement no later than ninety (90) days prior to the then applicable Term or Extended Term. Notwithstanding the foregoing, the initial Term and any Extended Term shall always extend through the end date reflected on any TC.

Section 2. EMS to be provided by PPM. In the course of providing EMS to Customer, PPM will:

a.	consider the availability, flexibility and constraints of the DSM Assets and, depending on the time of year and giving consideration to expected values from participating in the different DSM Programs, recommend Customer’s participation in the DSM Programs in an effort to maximize the value of the DSM Assets;

b.	in conformity with the ERCOT Protocols, provide the Level 4 QSE services necessary for Customer’s participation in the applicable DSM Program(s), including issuing Instructions received from ERCOT to Customer in accordance with the procedures attached hereto as Exhibit A (the “Procedures”);

c.	meet and maintain necessary certification and performance standards for a Level 4 QSE in ERCOT;

d.	receive from ERCOT and/or a bilateral counterparty as applicable, revenues earned from Customer’s participation in the DSM Programs;

e.	on or about the 25th day following the month that revenues are received by PPM from ERCOT (or an applicable bilateral counterparty) relative to Customer’s participation in a DSM Program, produce and send to Customer a settlement statement. Each settlement statement shall include sufficient and auditable detail to confirm the validity and accuracy of the information represented therein. Further, each settlement statement shall set forth any payment owed by one Party to the other Party, and all such amounts shall be settled via wire transfer, to the account specified in the Notices section below, within ten (10) business days of the date that the settlement statement is sent by PPM to Customer;

f.	from time to time, provide Customer with public market information related to the identification of issues, trends, developments and forecasts of forward markets for both Energy and Ancillary Services;

g.	from time to time, identify market design and regulatory developments that may impact Customer; and

h.	from time to time, identify incremental opportunities for Customer to minimize their Energy costs and maximize their DSM Program value.

Section 3. Compensation. The compensation structure related to Customer’s participation in a DSM Program shall be as reflected on the applicable TC.

Energy Management Services Agreement

Section 4. Customer Obligations. During the Term Customer will do the following:

a.	Minimum Hedge Threshold. At all times during the Term, prior to any DSM Asset operating as a Controllable Load Resource, Customer shall enter into and maintain, for each such DSM Asset, wholesale hedges such that eighty-five percent (85%) of Customer’s Peak Load for such DSM Asset is fully hedged or is otherwise on a fixed rate power purchase contract (the “Minimum Hedge Threshold”). Prior to execution and on the 15th day of each month (or on the nearest Business Day prior to the 15th day of the month if the 15th day of the month falls on a non-Business Day) during the Term, Customer shall provide PPM written documentation proving to PPM’s satisfaction (which satisfaction shall be determined in PPM's sole reasonable discretion) that Customer has met the Minimum Hedge Threshold for its Peak Load for each applicable DSM Asset for the upcoming calendar month. For any DSM Asset that is operating as a Controllable Load Resource, in the event that either i) PPM determines that the Minimum Hedge Threshold has not been met or is not maintained, or ii) Customer requests a waiver of the Minimum Threshold Requirement, then Customer shall post Deposit for any such DSM Asset with PPM within three (3) Business Days of PPM’s demand for Deposit. “Deposit” means for each such DSM Asset, cash in an amount equal to (x) the difference between eighty-five percent (85%) of Customer’s Peak Load for the applicable DSM Asset and the amount of Customer’s Peak Load for the applicable DSM Asset actually hedged multipled by (y) one hundred sixty-eight (168) hours multiplied by the highest weekly average around-the-clock price for the Customer’s Delivery Point for the upcoming calendar month. Upon the applicable DSM Asset meeting the Minimum Hedge Threshold or Customer opting to not operate such DSM Asset as a Controllable Load Resource, within a commercially reasonable time, PPM shall return the applicable Deposit to Customer.

b.	notify PPM of any operational changes or constraints regarding the DSM Assets and the associated infrastructure and telemetry. To the extent that the DSM Assets fail to perform and such failure results in a cost or fine imposed upon PPM (each, a “Penalty”), then Customer will reimburse PPM for the Penalty. The Penalty will be reflected on a settlement statement as a debit to Customer and Customer authorizes PPM to immediately reimburse PPM out of the revenue received by PPM from ERCOT (or other counterparty) related to Customer’s participation in a DSM Program;

c.	at all times maintain such certificates, permits, licenses, authorizations, compliance programs or other similar regulatory or legal credentials with regard to the DSM Assets or otherwise to ensure Customer’s performance hereunder and to ensure compliance with the requirements of all applicable governmental, judicial and regulatory bodies;

d.	in the event that ERCOT or the TDSP require certain telemetry from the DSM Assets, Customer will work with PPM to jointly arrange for the installation and testing of the interconnect infrastructure to ERCOT’s and/or the TDSP’s satisfaction (“Interconnect Infrastructure”). Customer will pay for and own such Interconnect Infrastructure;

e.	unless otherwise agreed upon in writing, directly operate its facilities to achieve Customer’s load reduction when scheduled for dispatch as part of the DSM Program; and

f.	for each DSM Asset, provide the name and current contact information for Customer’s contact person who will receive the Instructions in accordance with the Procedures (the “Contact Person”). Contact information for the Contact Person shall include the cell phone number, email address, and any other relevant information necessary for PPM to contact the Contact Person. Customer is responsible for providing PPM with timely updates to this information.

Section 5. Force Majeure. “Force Majeure” shall mean an event that is beyond the reasonable control of the affected Party, including, but not limited to: acts of God, explosions, lightning, earthquakes, fires, storms, tornadoes, floods, epidemics, pandemics, system-wide failure of transmission or distribution or the ERCOT ISO, acts of a public enemy, riot, insurrection, acts of terrorism, or the direct or indirect effect of governmental orders, actions or interferences. If either Party is rendered unable by Force Majeure to perform, in whole or part, its obligations under this Agreement, such Party shall give verbal notice to the other Party as soon as reasonably possible following the beginning of the Force Majeure event. Thereafter, and within three (3) business days, the affected Party shall provide, in writing, full details of the Force Majeure event to the other Party. During any such Force Majeure period, the obligations of the Parties (other than the obligation to make payments with respect to performance rendered prior to such Force Majeure event and the obligation to provide or pay for the replacement of Customer’s obligated DSM Asset capacity) shall be suspended to the extent reasonably required by the effects of the Force Majeure. The Party claiming Force Majeure shall make all reasonable attempts to remedy its effects, including replacing Customer’s currently obligated DSM Asset capacity that may be lost as a result of the event of Force Majeure (as further set forth in the applicable Transaction Confirmation), and resuming or continuing, as the case may be, performance under this Agreement with all reasonable dispatch. Force Majeure shall not include (a) any Party’s decision to shut down, sell or relocate its facilities; or (b) economic loss due to either Party’s loss of market(s) or supplier(s).

Section 6. Events of Default and Termination; Remedies and Early Termination.

6.1	Events of Default. Any one or more of the following events shall constitute an event of default by the applicable Party hereunder (each, an “Event of Default”):

a.	failure by a Party to make any payment required hereunder or under any TC when due if such failure is not remedied within five (5) days after receipt by the defaulting Party of written notice of such failure;

b.	failure by a Party to perform any other material obligation hereunder or under any TC and such failure is not remedied within ten (10) days after receipt by defaulting Party of written notice of such failure by the non-defaulting Party;

Energy Management Services Agreement

c.	any representation or warranty made by a Party pursuant to this Agreement or in a TC that shall have been false in any material respect when made;

d.	Customer assigns or seeks to assign the Agreement in the event of a sale of substantially all of its assets to another entity without the consent of PPM in violation of Section 23 herein; or

e.	Other than Customer’s pending chapter 11 cases, a Party: (i) commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or consents to the filing of a petition to such effect or to the appointment of or taking possession by a custodian, receiver or similar official of such party of all or substantially all its property or assets, or admits in writing its inability to pay its debts generally as they become due, or takes corporate action in furtherance of any such action, or is the subject of an entry by a Court having jurisdiction of a decree or order for relief in an involuntary case or proceeding under any such law or decree or order making such an appointment; (ii) has a receiver or receiver manager or a court appointed official appointed for all or substantially all its proprietary assets; or institutes any proceedings for the cessation of its business or corporate existence; (iii) makes an assignment or attempted assignment for the benefit of its creditors; or consolidates, reorganizes, reincorporates or reconstitutes into or as, amalgamates with, or merges into or with a transfer substantially all of its assets to another entity and the resulting entity fails to assume all of such Party’s obligations hereunder by operation of law or pursuant to an agreement reasonably satisfactory to the other Party; or (iv) with respect to Customer, (A) Customer’s pending chapter 11 case is converted to a case under chapter 7 of the Bankruptcy Code, (B) there is appointed in Customer’s pending chapter 11 case a chapter 11 trustee or an examiner with expanded powers beyond those set forth in section 1106(a) of the Bankruptcy Code is appointed; or (C) Customer’s pending chapter 11 case is dismissed without a plan being confirmed.

6.2	Events of Immediate Termination. The following occurrence shall constitute an Event of Termination for which this Agreement may be immediately terminated by either Party upon written notice to the other Party: failure of either Party to perform its obligations under this Agreement or any TC due to an event of Force Majeure for a period exceeding ninety (90) days.

6.3	Early Termination. If an Event of Default occurs, the non-defaulting Party (as the terminating Party) may terminate this Agreement by written notice to the defaulting Party designating the date of early termination and delivered to the defaulting Party no less than ten (10) Business Days before such early termination date.

Section 7. Remedies Upon an Event of Default or Early Termination. If an Event of Default occurs, without prejudice to any other right or remedy it may have under this Agreement, the non-defaulting Party may, in its discretion, terminate this Agreement and pursue all remedies available at law or in equity, subject however, to any limitations of remedies otherwise provided in this Agreement.

Section 8. Limitations of Remedies, Liability and Damages.

8.1	The Parties agree that the remedies and measure of damages provided in this Agreement satisfy the essential purposes hereof and where this Agreement expressly provides for an exclusive remedy in favor of any party for breach, default or failure to perform hereunder, such remedy shall constitute the sole and exclusive remedy of the non-breaching party for the liabilities of such breaching party arising out of or in connection with this Agreement, notwithstanding any remedy otherwise available at law or equity. If no measure of damages or other remedy is expressly provided herein, the obligor’s liability shall be limited to direct actual damages only, which direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY TRANSACTION CONFIRMATION TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER ANY THIS AGREEMENT OR ANY TRANSACTION CONFIRMATION TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION OR LOSS OF REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Energy Management Services Agreement

8.2	Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages, and covenants and that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s default or non-performance under this Agreement.

8.3	Customer shall be liable for any and all charges, fees, penalties, or claims to which PPM is subject resulting from PPM’s performance of the obligations hereunder, including but not limited to charges assessed by ERCOT, incurred by PPM, Customer, or otherwise assessed to Customer's load, and shall keep PPM whole with respect to any and all such charges, fees, penalties or claims.

Section 9. Indemnification. In addition to the other obligations for indemnification set forth in this Agreement, and except as such obligations may be limited hereunder, each Party shall indemnify, defend and hold the other Party, its parents, Affiliates, officers, partners, parent companies, directors, employees, and agents (the "Party Indemnitees") harmless from Claims asserted against the Party Indemnitees by any Person arising from or out of any breach of its obligations under this Agreement. It is the intent of the Parties that the indemnity and release provided for herein shall be broadly construed and shall apply regardless of whether the Party Indemnitees' strict liability, statutory liability or actual or alleged negligence including, without limitation, the Party Indemnitees' own negligence, is a concurring or contributing cause of the injury, death or damage that is the subject of the Claim, demand, or cause of action asserted against the Party Indemnitees.

Section 10. Taxes. Each Party shall be responsible for its own Taxes. Each Party indemnifies releases, defends and agrees to hold harmless the other Party from and against any and all liabilities for Taxes imposed or assessed by any taxing authority with respect to the EMS provided under this Agreement.

Section 11. Representations and Warranties. As a material inducement to entering into this Agreement, each Party, with respect to itself, represents and warrants to the other Party, as of the Effective Date of the Agreement and each TC entered hereunder, as follows: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement; (b) it has and will maintain all regulatory authorizations, permits and licenses necessary for it to legally perform its obligations under this Agreement; (c) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any contract to which it is a party or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination applicable to it; and (d) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses.

Section 12. Confidentiality. Neither Party shall disclose, unless authorized in writing by the other Party, the fees paid under the terms of this Agreement or any of the details of the methods, plans and practices utilized by PPM in the performance of the EMS which information, disclosed by the disclosing Party, is hereinafter collectively referred to as "Confidential Information," to a third party (other than the receiving Party’s lenders, counselors, advisors, or accountants who have agreed to keep such terms and information confidential) except in order to comply with any applicable law, order, regulation or exchange rule or to obtain transmission, distribution, ancillary or other regulated services; provided, however, that each Party will, to the extent legally permissible, notify the other Party of any proceeding of which it is aware of that may result in non-routine disclosure of the disclosing Party’s Confidential Information. Further, each Party, when acting as a receiving Party, shall use the Confidential Information solely for the purpose of implementing this Agreement. This confidentiality provision shall not apply to information (a) that was known to the receiving Party prior to its being obtained from the disclosing Party, (b) that is in, or comes into, the public domain, (c) obtained by a Party from a third party who did not, directly or indirectly, receive the information from the disclosing Party or from an entity who was under an obligation of confidentiality to the disclosing Party, or (d) developed by the receiving Party or its Affiliates, independent of any Confidential Information. The obligations set forth in this Section shall survive the termination of this Agreement for a period of two (2) years.

Section 13. Change in Law. If there is a change in law or administrative regulation or material change in market design that prohibits the participation of Customer’s DSM Assets in the DSM Programs, the Parties shall meet as soon as practicable to attempt to renegotiate the Agreement to comply with such change. If the Parties are not able to reach agreement or there is no way for the Agreement to be modified to alleviate the prohibition within a reasonable time, then either Party may terminate this Agreement upon reasonable written notice to the other Party. In no event shall PPM be obligated to continue this Agreement with respect to Customer’s DSM Assets if doing so jeopardizes in any way its market licenses.

Section 14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS, THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

Energy Management Services Agreement

Section 15. Waiver; Amendments. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Subject to the limitations in this Agreement, all remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative. No delay or omission by the Parties hereto in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

Section 16. Severability. The terms and provisions of this Agreement shall be deemed severable. If any term or provision or part thereof contained in this Agreement is held by a court of competent jurisdiction to be contrary to law or public policy or otherwise unenforceable, then (i) the remaining provisions of this Agreement will remain in full force and effect, and the application of such term or provision in any other situation or respect shall not be affected, and (ii) the Parties shall use their good faith efforts to agree to a suitable and equitable term or provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable the original intent and purpose of such illegal, invalid or unenforceable provisions.

Section 17. Survival. All confidentiality, indemnity and audit rights set forth herein will survive the termination of this Agreement for two (2) years from the effective date of such termination.

Section 18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 19. No Partnership Created. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between PPM and Customer or any other Person, or otherwise authorize a Party to represent or bind the other Party.

Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which will be an original and all of which constitute the same instrument. A signed copy of this Agreement and any TC delivered by PDF, facsimile, electronic mail (e-mail), or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 21. Setoff. PPM is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by Customer to PPM under this Agreement against any obligations now or hereafter owing by PPM to Customer. The rights of PPM under this Section 20 are in addition to other rights and remedies (including other rights of setoff) that PPM may have.

Section 22. Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 23. Assignment. This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the Parties, except that, no assignment by either Party shall operate to release the assignor from any of its obligations under this Agreement, unless the other Party consents in writing to such assignment and releases, in writing, the assignor from any of its obligations hereunder (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, and without the consent of the other Party, either Party may assign (i) any of its rights, obligations and duties hereunder to (A) if applicable, subcontractors engaged by it and/or (B) an entity who purchases all or substantially all of the assets of such Party, and/or (C) an affiliate of such Party and/or (D) in connection with Customer’s Chapter 11 case.

Section 24. Definitions. In addition to the definitions contained in parentheticals throughout the Agreement, the following definitions shall apply hereunder whether stated in the singular or plural. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the ERCOT Protocols and/or the PUCT Rules and Regulations.

“4CP” means the Four Coincidental Peaks and is a value measured by the regulated utilities and coops in Texas that is used to directly or indirectly capture regulated transmission and transmission cost recovery factor rates from end-use customers. It is calculated based upon ERCOT system peak demand during the months of June, July, August and September in coincidence with client loads, as measured over a 15-minute interval time period.

Energy Management Services Agreement

“Affiliate” means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

“Agreement” means this Energy Management Services Agreement and any and all Transaction Confirmations.

“Ancillary Services” means the services required by ERCOT as set forth in Section 6 of the ERCOT Protocols.

“Bankrupt” means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under a law related to Bankruptcy or Insolvency or has any such petition filed or commenced against it which is not dismissed within 30 days, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or Insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is Insolvent.

“Business Day” means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. CPT.

“Claiming Party” means the Party claiming an event of Force Majeure.

“Claims” means all third party claims, demands or causes of action, that directly or indirectly relate to the subject matter of an indemnity given hereunder, and the resulting losses, damages, expenses, reasonable attorneys’ fees and court costs, whether incurred by settlement or otherwise, whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“CPT” means Central Prevailing Time.

“DSM Assets” means a facility that has the ability to reduce or modify electricity use in response to instructions or signals. DSM Assets will be identified with its associated site address, common name and utility account number on a TC.

“DSM Programs” means the ERCOT Ancillary Service Markets, Load Resource Participation or Load Acting as a Resource (“LAAR”), TDSP Commercial Load Management (“CLM”), Emergency Response Service (“ERS10” and “ERS30”), collectively “ERS”), Four Coincident Peak (“4CP”) and Economic Energy Dispatch opportunities to produce revenue and/or reduce Customer cost. The scope of DSM Programs may change from time to time and to the extent that a new DSM Program becomes available, PPM will notify Customer of the new DSM Program attributes and Customer’s participation shall be documented on a TC. The standards of compliance for Ancillary Services, LAAR, ERS10, ERS30 are set forth in the ERCOT Protocols.

“Energy” means electric energy.

“ERCOT” means the Electric Reliability Council of Texas or its successor(s).

“ERCOT Protocols” means the document adopted by ERCOT, including any attachments or exhibits referenced in these Protocols, as amended from time to time, that contain, among other things, the scheduling, operating, planning, reliability, and settlement (including Customer registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT.

“Governmental Authority” means any federal, state, local, municipal or other government, any governmental, regulatory or administrative agency, commission or other authority, having jurisdiction over a given matter and lawfully exercising, or being entitled to exercise, jurisdiction over the Parties or in connection with such matter.

“HE” means hour ending.

“Insolvent” means with respect to any Party, when such Party shall be unable to pay liabilities as they mature, or such entity shall admit in writing its inability to pay its debts generally as they become due.

“Instruction” means an electronic or verbal communication initiated by ERCOT, sent to PPM and then relayed to Customer to either decrease Energy consumption or increase the output of a Generating Unit or both.

Energy Management Services Agreement

“Peak Load” is defined as the max interval usage reflected by utility metered historical usage data or telemetered meter data to PPM.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, Governmental Authority or other form or legal entity.

“PUCT” means the Public Utility Commission of Texas.

“Taxes” means any and all sales, use, gross receipts, franchise, excise, or any other taxes or similar charges imposed by any Governmental Authority on, or with respect to the sale and purchase of Energy or other products sold hereunder, but excluding property and income taxes imposed on the respective Parties, fees or charges by ERCOT and any fees or charges already included in the TDSP charges.

“Transmission and Distribution Service Provider” or “TDSP” means the regulated companies providing electric transmission and distribution service as designated by the PUCT.

“Transaction Confirmation” means a document entitled Transaction Confirmation, incorporating the terms of this Agreement by reference, and setting forth the commercial terms and conditions of Customer’s participation in a certain DSM Program, signed by both Parties and substantially similar to Exhibit B.

Section 25. Notices. Notices, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The addresses of the Parties for Notice are as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

Notices to CUSTOMER
	Contract Issues	Billing & Payment
Attn:	Legal	Dave Albert
Address:	Celsius Mining LLC 50 Harrison St, Suite 209F	Celsius Mining LLC 50 Harrison St, Suite 209F
City, State, Zip	Hoboken NJ 07030	Hoboken NJ 07030
Phone#		412-736-4933
Email:	legal@celsius.network	david.albert@celsius.network

Notices to PPM
Attn:	Russell Schwertner
Address:	4526 Research Forest Drive Suite 250
City, State, Zip,	The Woodlands, TX 77381
Phone#	281-231-9129
Email:	rschwertner@prioritypower.net

[Signature page to follow]

Energy Management Services Agreement

IN WITNESS WHEREOF, and intending to be legally bound, the Parties, have duly executed this Agreement by their authorized representatives as of the Effective Date. This Agreement will not become effective as to either Party unless and until executed by both Parties.

Celsius Mining LLC		Priority Power Management, LLC

By:	/s/ Chris Ferraro	By:	/s/ Trent Stout
Name:	Chris Ferraro	Name:	Trent Stout
Title:	Authorized Signatory	Title:	Senior Managing Director
Date:	12/20/2022	Date:	12/7/2022

Energy Management Services Agreement

EXHIBIT A

Procedure for interrupting the load:

1.	For ERCOT deployments, PPM will send a trip signal to interrupt the load.

2.	CUSTOMER will receive a deployment notification from PPM via phone call, text and/or email to the phone number and email supplied by CUSTOMER to PPM for the Contact Person.

3.	When the event is over, CUSTOMER will receive a restoration notification from PPM via phone call, text and/or email to the phone number and email supplied by CUSTOMER to PPM for the Contact Person.

4.	PPM will reset the trip signal.

5.	CUSTOMER has 3 hours to restore load.

Energy Management Services Agreement

EXHIBIT B

Transaction Confirmation #1

This Transaction Confirmation confirms the transaction between the Parties agreed to as of the date accepted by Priority Power Management LLC (“PPM”) below pursuant to and in accordance with the Energy Management Services Agreement entered into between PPM and Celsius Mining LLC(“Customer”) dated November 17, 2022 (the “Agreement”) and constitutes part of and is subject to all of the terms and provisions of such Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, or to the extent not used therein, capitalized terms shall have the respective meanings set forth in the relevant ERCOT Protocols, Manuals, Rules and/or Regulations governing the demand response opportunity, product and/or program.

Demand Response Opportunity: ERCOT Ancillary Services Market, including (to the extent offered by ERCOT and to the extent Customer is eligible to participate) Regulation Service – Up, Regulation Service – Down, Responsive Reserve Service, and Non-spinning Reserve Service, and such other ancillary services products as ERCOT may offer from time to time

Qualification and Registration of Load Resource: PPM will seek qualification and registration at ERCOT of Customer’s DSM Assets based on the capabilities of the DSM Assets, in accordance with the ERCOT Protocols and Applicable Law, which are subject to amendment from time to time. Each DSM Asset may operate as a Controllable Load Resource (“CLR”) or a Non- Controllable Load Resource (“Load Resource”), depending upon its ability to meet the functional requirements related thereto.

Start Date: November 17, 2022

Term: Start Date through November 16, 2027

DSM Assets:

Common Name	ESI ID	Estimated Total Quantity (in MW) (“ETQ”)
EAST STILES	10443720005252691	15
East Stiles 2	10443720005139830	15
GARDEN CITY	10443720005427407	12
REBEL	10443720007617836	12.5
Rebel 2	10443720002673458	12.5
STILES	10443720000076843	20

Energy Management Services Agreement

Description: PPM and Customer agree to work together to develop a commercially appropriate curtailment plan for the DSM Assets (the “Curtailment Plan”). As part of the development of such Curtailment Plan, and the maintenance of such Curtailment Plan during the Term, Customer agrees to advise PPM and keep PPM advised as to planned outages, maintenance and forced outages, and recognizes that time is of the essence with respect to such communications. The Curtailment Plan will be updated from time to time, and each Party recognizes the need to update the Curtailment Plan in real-time as is necessary to maximize the performance of the DSM Assets.

Notwithstanding the above, during the Term, unless Customer has opted out in accordance with the terms herein, Customer shall make available the DSM Assets listed in the table above for participation in the Ancillary Services Market. Customer shall make best efforts to maximize participation of the DSM Assets but, from time to time, Customer may opt certain DSM Asset(s) out of participation for an Operating Day (or for certain operating hours during the Operating Day) by giving PPM written notice of Customer’s opt-out by 8 a.m. Central Time the day prior to the Operating Day for which the opt-out applies.

Unless Customer has given PPM written notice by 8 a.m. Central Time the day prior to the Operating Day, PPM will offer into the ERCOT Ancillary Services Market, an amount of Customer’s capacity associated with the DSM Assets that, in PPM’s reasonable judgment, complies with the ERCOT protocols up to the ETQ as set forth in the table above. Customer understands that the ETQ does not represent the ERCOT awarded quantities and is solely a best estimate of possible performance of the DSM Asset, and that the amount of capacity offered, the price associated therewith, and the ERCOT awarded quantities will vary from time to time.

Customer understands that once an offer of capacity related to DSM Asset(s) by PPM on behalf of Customer is accepted by ERCOT and awarded by ERCOT, it becomes “Customer’s Ancillary Services Obligation”, and Customer agrees to reduce electrical demand to achieve its obligated capacity during a demand response event. Customer also agrees not to offer or otherwise obligate the capacity that comprises the Customer’s Ancillary Services Obligation.

PPM agrees to provide Customer reasonable written notice of any Customer Ancillary Services Obligation that may be expected to exceed 24 hours.

Economic Settlement: Customer’s load shall receive revenues related to its participation in the ERCOT Ancillary Services Market and such revenues are determined using the ERCOT awarded quantities and associated market clearing prices. If, for any period of time during the Term Customer’s Ancillary Services Obligation to ERCOT is not met, whether due to Force Majeure, a forced outage, or otherwise, Customer authorizes PPM (at PPM’s sole option and without advance notice to Customer) to replace the obligated capacity by procuring financial or physical replacement Ancillary Services from a third party and/or from ERCOT, and the decision with respect to counterparty and price shall be made in PPM’s sole discretion (such replacement Ancillary Services called “Replacement AS”). PPM will make commercially reasonable efforts to procure the Replacement AS at a commercially reasonable cost to Customer. For all hours and all obligated capacity for which PPM procures Replacement AS, PPM will charge Customer, and Customer shall be obligated to pay PPM, a “Replacement AS Cost” equal to the amount PPM paid for the Replacement AS. If the Replacement AS charges exceed the revenues relative to this Transaction, Customer will remit payment to PPM in the amount invoiced by PPM within ten (10) Business Days after receipt of the invoice from PPM. If the Replacement AS charges do not exceed the revenues relative to the Transaction, Customer hereby authorizes PPM to net the Replacement AS charges against the revenue and remit the difference to the Customer.

Reimbursable Expenses; Monthly Telecommunication Costs. In the event PPM incurs out of pocket expenses related to the EMS, Customer shall reimburse PPM monthly for such expenses that are reasonable in amount, reasonably incurred, verified, and approved by Customer. Customer is further responsible for all monthly telecommunication expenses incurred hereunder and PPM shall pass through the cost of monthly telecommunication expenses to Customer without additional markup. Out of pocket expenses and monthly telecommunication expenses will be reflected on the monthly settlement statement prepared by PPM and delivered to Customer, and Customer shall satisfy those costs and expenses reflected thereon in accordance with the Agreement.

During a period of deployment ERCOT may assess Imbalance Charges to PPM. The full amount of these charges will be passed through to the Customer without markup and Customer is responsible for these Imbalance Charges. If the Imbalance Charges exceed the revenues relative to this Transaction Confirmation, Customer will remit payment to PPM in the amount invoiced by PPM. If the Imbalance Charges do not exceed the revenues relative to the Transaction Confirmation, Customer hereby authorizes PPM to net the Imbalance Charges against the revenue and remit the difference to the Customer in full satisfaction of PPM’s obligation hereunder. “Imbalance Charges” include any and all charges assessed by ERCOT related to imbalance, including but not limited to the Real-Time Ancillary Service Imbalance Amount and the Real-Time Reliability Deployment Ancillary Service Imbalance Amount.

For all awarded quantities, the compensation shall be the revenues relative to this Transaction actually received by PPM from ERCOT (subject to the netting of Replacement AS and Imbalance Charges as set forth herein, if any). The net revenues shall be divided between the Parties with:

a)	92% of the net revenue accruing to Customer; and

b)	8% of the net revenue accruing to PPM.

[Signature page to follow]

Energy Management Services Agreement

Agreed and Accepted.

Celsius Mining LLC		Priority Power Management, LLC

By:	/s/ Chris Ferraro	By:	/s/ Trent Stout
Name:	Chris Ferraro	Name:	Trent Stout
Title:	Authorized Signatory	Title:	Senior Managing Director
Date:	12/20/2022	Date:	12/7/2022

Energy Management Services Agreement

Transaction Confirmation #2

This Transaction Confirmation confirms the transaction between the Parties agreed to as of the date accepted by Priority Power Management LLC (“PPM”) below pursuant to and in accordance with the Energy Management Services Agreement entered into between PPM and Celsius Mining LLC (“Customer”) dated November 17, 2022 (the “Agreement”) and constitutes part of and is subject to all of the terms and provisions of such Agreement. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement, or to the extent not therein defined terms shall have the respective meanings set forth in the relevant ERCOT Protocols, Manuals, Rules and/or Regulations governing the demand response opportunity and/or program.

Opportunity: 4CP

Term: 60 Months beginning 11/17/2022 through 11/16/2027

Common Name	ESI ID	Estimated Total Quantity (in MW) (“ETQ)
EAST STILES	10443720005252691	15
East Stiles 2	10443720005139830	15
GARDEN CITY	10443720005427407	12
REBEL	10443720007617836	12.5
Rebel 2	10443720002673458	12.5
STILES	10443720000076843	20

Description: PPM will notify CUSTOMER of the periods that PPM reasonably expects 4CP to occur. Customer acknowledges and agrees that

i) it is not possible to know the exact timing of a 4CP event and ii) PPM makes no representation as to its ability to identify in advance any 4CP event.

Economic Settlement: The value associated with 4CP will be determined for each ESIID by calculating a "Monthly Curtailment Amount" for each of the intervals in the summer months used by the TDSP to determine 4CP demand. The Monthly Curtailment Amount is calculated by subtracting Customer's actual metered consumption during the 4CP intervals from Customer's Baseline Load. Baseline Load is calculated by the same method as described for the Meter-Before/Meter-After Model as described in the ERCOT Demand Response Baseline Methodologies document. Each Monthly Curtailment Amount will be multiplied by 4 to compute the hourly demand and then averaged to calculate the “4CP Reduction”. The 4CP Reduction described above shall be the input into the TDSP tariff calculation to determine the dollar value of the savings realized by taking action to reduce Energy consumption during a 4CP event (“4CP Savings”). The 4CP Savings shall be divided between the Parties with:

a)	100% of the Revenue accruing to Customer; and

b)	0% of the Revenue accruing to PPM.

Celsius Mining LLC		Priority Power Management, LLC

By:	/s/ Chris Ferraro	By:	/s/ Trent Stout
Name:	Chris Ferraro	Name:	Trent Stout
Title:	Authorized Signatory	Title:	Senior Managing Director
Date:	12/20/2022	Date:	12/7/2022

Energy Management Services Agreement

EXHIBIT B (continued)

Transaction Confirmation #3

This Transaction Confirmation confirms the transaction between the Parties agreed to as of the date accepted by Priority Power Management, LLC (“PPM”) below pursuant to and in accordance with the Energy Management Services Agreement entered into between PPM and Celsius Mining LLC (“Customer”) dated November 17, 2022 (the “Agreement”) and constitutes part of and is subject to all of the terms and provisions of such Agreement. Capitalized terms used but not defined berein shall have the meanings given to them in the Agreement, or to the extent not used therein, capitalized terms shall have the respective meanings set forth in the relevant ERCOT Protocols, Manuals, Rules and/or Regulations governing the demand response opportunity, product and/or program.

Demand Response Opportunity: Economic Energy Dispatch

PPM will seek qualification and registration at ERCOT of Customer’s DSM Assets based on the capabilities of the DSM Assets, in accordance with the ERCOT Protocols and Applicable Law, which are subject to amendment from time to time. Each DSM Asset may operate as a Controllable Load Resource (“CLR”) or a Non-Controllable Load Resource (“Load Resource”), depending upon its ability to meet the functional requirements related thereto. Economic Energy Dispatch may be performed through Customer’s Voluntary Load Sales in response to wholesale energy market prices via the energy supply contract with Customer’s Retail Electric Provider (“REP”) or by participating in Security Constrained Economic Dispatch (SCED) administered by ERCOT.

Term: 60 Months beginning 11/17/2022 through 11/16/2027

Common Name	ESI ID	Estimated Total Quantity (in MW) (“ETQ)
EAST STILES	10443720005252691	15
East Stiles 2	10443720005139830	15
GARDEN CITY	10443720005427407	12
REBEL	10443720007617836	12.5
Rebel 2	10443720002673458	12.5
STILES	10443720000076843	20

Energy Management Services Agreement

Description: Customer and PPM acknowledge and agree that generally, the intent of the Parties related to Customer’s participation in Economic Energy Dispatch, is for any and all economic benefit realized relating to the DSM Asset(s) during the Term to be shared in accordance with the revenue sharing percentages set forth below. Customer further acknowledges that practically, the economic benefit intended to be shared hereunder may be realized in a number of different ways, including but not limited to: (i) dollars received by PPM as the QSE for the DSM Asset, (ii) dollars received by or on behalf of Customer (e.g. financial wholesale provider or Retail Electric Provider) or (iii) as an avoided cost to Customer. In any event and regardless of how the economic benefit is practically realized, Customer agrees to work in good faith to ensure the intent of shared economic benefit is met.

During the Term, the DSM Asset(s) may receive an economic benefit in one of three ways:

1.	SCED. Customer shall determine a price such that when the Locational Marginal Price (LMP) is at or above the determined price Customer agrees to curtail its Energy usage (the “Strike Price”). Upon receipt of an ERCOT dispatch, PPM will send a Dispatch Instruction to Customer. Customer acknowledges and agrees that i) it is not possible for PPM to know what the LMP at any given time will be and ii) PPM makes no representations with respect to its ability to forecast LMP at any given time. Customer shall curtail its usage in accordance with the Dispatch Instruction, the ERCOT Protocols and Applicable Law.

2.	Voluntary Load Curtailment. Customer may determine a price such that when the LMP is at or above the determined price Customer may curtail its Energy usage, which may trigger liquidation of wholesale block(s) of Energy procured by Customer or on its behalf. In addition, Customer may facilitate Voluntary Load Curtailment for 4CP, maintenance, and/or at Customer discretion.

3.	Avoided Cost. In addition to instances of Energy Dispatch and Voluntary Load Curtailment as set forth in numbers 1 and 2 above, Customer will receive an economic benefit in the form of an avoided cost in all instances and for all Intervals where Customer's actual metered consumption is less than the wholesale block quantity and (x) exceeds (y), where (x) is the Real-Time Settlement Price Point (RTSPP) and (y) is the sum of Customer's wholesale block price plus the retail adder, regardless of the reason for Customer consuming less than the wholesale block. This Avoided Cost is an additional economic benefit and shall be shared in accordance with the revenue sharing percentages set forth below.

Economic Settlement: The economic benefit associated with 1, 2 or 3 above, will be determined by multiplying (a) the Curtailment Amount (as defined herein) for each Settlement Interval by (b) the value of the [RTSPP] minus [the cost of the wholesale block plus the retail adder]. The Curtailment Amount is calculated by subtracting Customer's actual utility metered consumption from the wholesale block quantity for each Settlement Interval.

Economic Settlement Formula:

Curtailment Amount x (RTSPP (Wholesale Block Price + Retail Adder))

The sum of i) the revenue generated by Customer's Energy Dispatch, ii) the revenue generated by Customer's Voluntary Load Curtailment and iii) the value of the Customer’s Avoided Cost associated hereunder (the “Revenue”) shall be divided between the Parties with:

a)	92% of the Revenue accruing to Customer; and

b)	8% of the Revenue accruing to PPM.

Payment. If the Revenue is received by PPM, PPM will issue a line item credit on the monthly settlement statement as set forth in Section 2(e) of the Agreement.

Energy Management Services Agreement

If the Revenue is received by the Customer via cash payment from its Retail Electric Provider, wholesale provider, ERCOT or other third party, PPM will insert the Revenue amount as a line item on the settlement statement and Customer will remit to PPM the amount invoiced by PPM within ten (10) Business Days after receipt of the invoice from PPM.

If the Revenue is received in the form of a bill credit from Customer’s Retail Electric Provider, wholesale provider, ERCOT, or other third party, Customer will nonetheless remit PPM’s percentage share of the Revenue via payment to PPM. PPM will insert the Revenue as a line item on the settlement statement and Customer will remit to PPM the amount invoiced by PPM within ten (10) Business Days after receipt of the invoice from PPM.

Reimbursable Expenses. PPM will pass through without markup any telecommunication, labor and material charges associated with enabling telemetry and automation as a line item on the monthly settlement statement as set forth in Section 2(e) of the Agreement.

[Signature page to follow]

Energy Management Services Agreement

Celsius Mining LLC		Priority Power Management, LLC

By:	/s/ Chris Ferraro	By:	/s/ Trent Stout
Name:	Chris Ferraro	Name:	Trent Stout
Title:	Authorized Signatory	Title:	Senior Managing Director
Date:	12/20/2022	Date:	12/7/2022

Energy Management Services Agreement

EXHIBIT C

ACH VENDOR / MISCELLANEOUS PAYMENT INFORMATION FORM

This form is used to conduct Automated Clearing House (ACH) payments to a recipient per applicable, agreed upon invoicing and/or contractual terms between identified parties. The information below is Confidential and applicable to all privacy laws.

PAYEE / COMPANY INFORMATION

Company Name:	Celsius Mining LLC
Address:	50 Harrison Street, Suite 209F, Hoboken, New Jersey 07030
Contact Person Name:	Jenny Fan
Telephone #:	2018242888
Email Address:	mining.ap@celsius.network

FINANCIAL INSTITUTION INFORMATION

Institution Name:	Signature Bank
Address:	1400 Broadway, 26th Floor, New York, NY 10018
Telephone #:	(646) 949-4054
Routing Transit #:	026013576
Account #:	1504554445
Lockbox # (if applicable):
Type of Account:	☒ Checking ☐ Savings ☐ Lockbox

Please return the completed form to:

Russell Schwertner
Vice President of Asset Operations
Priority Power Management LLC
rschwertner@prioritypower.net
281-231-9129